UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  January 3, 2013

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or Organization)		Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA	19341
(Address of Principal Executive Offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Compensation

On January 3, 2013, the Compensation Committee (the “Committee”) of the Board of Directors of ViroPharma Incorporated (the “Company”) approved for the Company’s named executive officers (i) annual variable cash bonuses based upon individual and corporate performance during 2012 in accordance with the Company’s Cash Bonus Plan and (ii) annual base salaries for 2013.  The approved 2012 variable cash bonuses and 2013 base salaries for the named executive officers (the “Executive Officers”) are as follows:

Name and Position	2013 Salary	2012 Cash Bonus
Vincent Milano	$675,000	$287,000
Chairman, Chief Executive Officer and President

Colin Broom	$420,000	$182,000
VP, Chief Scientific Officer

Robert Pietrusko	$410,000	$182,000
Vice President, Global Regulatory Affairs and Quality

Charles Rowland	$415,000	$181,000
Vice President, Chief Financial Officer

Daniel Soland	$500,000	$223,000
Vice President, Chief Operating Officer

2013 Stock Option and Performance Share Unit Awards

On January 3, 2013, the Committee granted options to purchase shares of the Company’s common stock and performance share unit awards to the Executive Officers under the Company’s 2005 Equity Incentive Plan, as amended (the “2005 Plan”).

The stock options (i) have a ten-year term, (ii) have an exercise price equal to the closing price of the Company’s common stock, as reported on NASDAQ, on the date of grant ($23.37), (iii) vest annually over four years commencing upon the first anniversary of the date of grant, and (iv) were otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2005 Plan.

The performance share unit awards made to the Executive Officers will be earned and vested and convert into actual shares of the Company’s common stock based on the Company’s attainment of certain performance goals measured over the three-year period beginning January 1, 2013 and ending December 31, 2015 and subject to the Executive Officer’s continued employment with the Company through that period. The actual number of shares of the Company’s common stock into which the performance share units may convert will be calculated by multiplying the number of performance share units by a performance percentage ranging from 0% to 200% based on the attained level of Company performance as measured in terms of the following three performance goals:

(a) 3-Year Net Sales Cumulative Annual Growth Rate, excluding Vancocin (weighted at 60%);

(b) 3-Year Non-GAAP Net Income as a Percent of Sales (weighted at 30%); and

(c) the Company’s total stockholder return for the three-year performance period relative to the total stockholder return realized by the companies comprising the NASDAQ Biotechnology Index for that period (weighted at 10%).

For purposes of the second criterion, the Company’s GAAP Net Income will be adjusted for specific non-recurring or non-cash items, net of applicable income tax as shown in the Company’s quarterly press release, expressed as a percentage of Net Sales. All of the performance measures will be evaluated based on the average annual results over the 3-year period.

Each of the performance criterion have levels of achievement designated as threshold, target and maximum with 50% of the performance share units vesting if the threshold level is achieved; 100% of the performance share units vesting if the target level is achieved; and 200% of the performance share units vesting if the maximum level is achieved.

The actual number of performance share units earned and vested will be based on the actual performance level achieved at or between each performance level and will be interpolated on a straight line basis for pro-rata achievement of the performance goals, rounded down to the nearest whole number. In the event that the actual performance level achieved does not meet threshold performance (i.e., less than 50%) for the applicable performance measure, then no performance share units will be earned and vested for that performance measure. Threshold level performance may be achieved for one performance measure and not another based on the Company’s actual performance during the three year performance period. The actual number of performance share units earned and vested will be determined by the Committee based on the actual performance level achieved with respect to the applicable performance goals based upon the audited financials for the performance period, subject to the items for which performance goals may be adjusted pursuant to the 2005 Plan and factoring in the weighting for each performance measure (as described above).

Should an Executive Officer’s employment with the Company terminate prior to the completion of the performance period, then his or her performance shares will be forfeited, whether or not the performance goals are met.

The table below summarizes the 2013 option and performance share unit awards for the Executive Officers:

		Performance Share Unit Awards
				Maximum
		Minimum Number	Target	Number of
		of Actual Shares	Number of	Actual Shares
	Stock Option	That May Be	Performance	That May Be
Name and Title	Grant	Earned	Share Units	Earned

Vincent Milano	65,299	0	82,039	164,078

Colin Broom	34,570	0	7,554	15,108

Robert Pietrusko	34,570	0	7,554	15,108

Charles Rowland	34,570	0	7,554	15,108

Daniel Soland	46,093	0	10,071	20,142

The Company intends to provide additional information regarding the compensation awarded to the named executive officers in respect of and during the year ended December 31, 2012, in the proxy statement for the Company’s 2013 annual meeting of stockholders, which is expected to be filed with the Securities and Exchange Commission in April 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: January 4, 2013	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary